EXHIBIT 12-B

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                  Year Ended December 31,
                                                       --------------------------------------------
                                                         1994     1993     1992    1991(1)    1990
                                                         ----     ----     ----    ------     ----
                                                                   (Dollars in millions)
Net earnings (loss) from continuing operations before
  cumulative effect of changes in accounting
  principles                                            $3,713   $2,415   $  505    $ (538)  $   68
    Add back:
      Taxes on income                                    2,117    1,423      429      (272)      79
      Fixed charges                                      1,267    1,433    1,732     2,179    2,783
      Amortization of previously capitalized interest       87       94       87        86       81
    Deduct:
      Capitalized interest                                 177      176      176       162      140
      Undistributed earnings from less than
        fifty-percent owned affiliates                      15        2        7        11        6
                                                        ------   ------   ------    ------   ------
Earnings available for fixed charges                    $6,992   $5,187   $2,570    $1,282   $2,865
                                                        ======   ======   ======    ======   ======
Fixed charges:
  Interest expense                                      $  937   $1,104   $1,405    $1,869   $2,458
  Interest expense of unconsolidated subsidiaries           --       --       --        --       15
  Capitalized interest                                     177      176      176       162      140
  Credit line commitment fees                               10       10       10        15        6
  Interest portion of rent expense                         143      143      139       126      119
  Gross-up of preferred stock dividends of
    majority-owned subsidiaries (CFC) to a pre-tax
    basis                                                   --       --        2         7       45
                                                        ------   ------   ------    ------   ------
Total fixed charges                                     $1,267   $1,433   $1,732    $2,179   $2,783
                                                        ======   ======   ======    ======   ======
Ratio of earnings to fixed charges                        5.52     3.62     1.48       .59     1.03
                                                        ======   ======   ======    ======   ======
Preferred stock dividend requirements                      125      127      128        --       --
Ratio of earnings to fixed charges and preferred
  stock dividend requirements                             5.02     3.33     1.38        --       --
Equity taken up in earnings of less than
  fifty-percent owned affiliates                        $   15   $    2   $   11    $   13   $    8
Deduct -- Dividends paid by affiliates                      --       --        4         2        2
                                                        ------   ------   ------    ------   ------
Undistributed earnings from less than fifty-percent
  owned affiliates                                      $   15   $    2   $    7    $   11   $    6

----------------
(1) In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.


For purposes of computing the ratios of earnings to fixed charges and preferred stock dividend requirements, earnings are determined by adding back fixed charges to earnings (loss) from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than fifty-percent owned affiliates. Fixed charges consist of interest expense, credit line commitment fees, the interest portion of rent expense and the preferred stock dividend requirements of its majority-owned subsidiaries increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements.